Exhibit 99.1

SCOLR Pharma, Inc. Reports Third Quarter 2006

Financial Results

BELLEVUE, WA., November 6, 2006, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the three and nine months ended September 30, 2006. Revenues for the three months ended September 30, 2006, increased significantly to $1,069,897 compared to $205,764 for the comparable period in 2005. For the nine months ended September 30, 2006, revenues increased to $1,441,922 compared to $449,055 for the same period in 2005.

The increase in third quarter revenue was primarily due to the recognition of approximately $866,000 for research and development income related to the achievement of a development milestone and reimbursement of expense under a license agreement with Wyeth Consumer Healthcare, a division of Wyeth. Revenues for the first three quarters increased as a result of increased sales of CDT®-based dietary supplement products marketed by SCOLR’s alliance partner, Perrigo Company. Perrigo has been successful in marketing its first CDT-based sustained release nutritional product to a significant number of the nation’s largest retailers. Additional products are expected to be introduced prior to year end, with revenues expected in early 2007. Reported revenue for 2005 does not include royalty payments prior to July 1, 2005, associated with the sale of SCOLR’s probiotics business which were applied to notes receivable.

Operating loss was $(3.3) million for the three months and $(9.6) million for the nine months ended September 30, 2006, compared to an operating loss of $(1.9) million and $(5.8) million, respectively, for the comparable periods in 2005. The net loss and net loss per diluted share for the three months ended September 30, 2006, of $(3.5) million and $(0.09), respectively, compared to a restated net loss and net loss per diluted share of $(2.8) million and $(0.08) for the comparable period in 2005. The net loss and net loss per diluted share for the nine months ended September 30, 2006, was $(8.9) million and $(0.24), respectively, compared to a restated net loss and net loss per diluted share of $(5.3) million and $(0.16) for the comparable period in 2005.

SCOLR also clarified information in a press release dated October 25, 2006, reporting on the results of a bioavailability test in Canada for SCOLR’s CDT-raloxifene hydrochloride. Raloxifene is the active ingredient in Evista®, Eli Lilly’s immediate release tablets for osteoporosis. The release stated that “the relative bioavailability seen in this treatment group was approximately 20% higher than that obtained with the Evista® controls.” After further discussion with SCOLR’s clinical consultants it was determined that the relative bioavailability seen in this treatment group was approximately 20% higher than its ‘matched control’ when compared to Evista®.

Third Quarter Highlights

•	Entered a research collaboration with a U.S. based biopharmaceutical company to develop an oral formulation of a promising antiviral compound using SCOLR’s proprietary CDT drug delivery platform. The compound under development has the potential to be used as a treatment against influenza. The goal of the program is to enhance the bioavailability of the partner’s compound to facilitate oral administration. If successful, the parties expect to enter a license agreement which would provide for the potential commercialization of a significant new pharmaceutical product. The potential partner’s name has not been disclosed at its request for reasons of confidentiality.

•	Achieved first development milestone with Wyeth Consumer Healthcare. SCOLR reported the milestone payment as research and development income for the quarter ending September 30, 2006.

In addition, Wyeth agreed to reimburse SCOLR for certain research and development costs already incurred and pay ongoing expenses associated with development of the first product utilizing SCOLR’s proprietary and patented CDT drug delivery platform for potential use in an OTC formulation.

•	Announced a research agreement with a global consumer products company to co-develop a novel application of the CDT drug delivery technology. If the program is successful, it is anticipated that the parties would enter a global license agreement to allow for application of SCOLR’s technology. The potential partner’s name has not being disclosed at its request to protect confidentiality.

•	Completed the pilot bioavailability testing of refined immediate release formulations for CDT-raloxifene. The treatment group with the most promising results utilized a combination of a CDT amino acid formulation with new technology designed to overcome the inherent bioavailability limitations of the drug.

Daniel O. Wilds, President and Chief Executive Officer, said, “We are pleased with our third quarter progress. We continued to advance our strategy to commercialize our CDT drug delivery technology with strong commercialization partners in the pharmaceutical, consumer and OTC markets. We achieved an important development milestone with Wyeth and established two new research collaborations. We also made solid progress developing initial and revised formulations for our portfolio of development targets, as well as preparing clinical supplies for future trials. We look forward to a very productive fourth quarter and to building on our successes during the remainder of 2006.”

SCOLR’s strategy includes a significant commitment to research and development activities in connection with the growth of its drug delivery program. During the quarter ended September 30, 2006, spending on research and development increased 100% to $3.0 million compared to $1.5 million for the same period last year. For the nine months ended September 30, 2006, research and development increased 44% to $6.0 million compared to $4.1 million for the comparable period in 2005.

In addition, general and administrative expenses increased to $1.3 million for the three months ended September 30, 2006 compared to $611,232 for the comparable period in 2005, and increased to $4.6 million for the nine months ended September 30, 2006 compared to $2.0 million for the comparable period in 2005. General and administrative expense increased primarily due to increases in personnel, (non-cash) equity – based compensation costs, and expenses associated with compliance with Sarbanes-Oxley Act of 2002.

Other income (expense), which consists primarily of the costs associated with the unrealized loss on the fair value of warrants and interest income, decreased for the three months ended September 30, 2006, compared to the same period in 2005. The decrease in expense was attributable to the recognition in the third quarter ended September 30, 2005, of a $537,921 non-recurring settlement costs associated with the sale of our probiotics division to Nutraceutix. Other income (expense) also decreased due to an increase in interest income attributable to higher cash balances.

As of September 30, 2006, SCOLR had $18.3 million in cash, cash equivalents and short-term investments.

About SCOLR Pharma, Inc.

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT platform is based on four recently patented drug delivery technologies for the programmed release of solid oral medications and nutritional products. For more information on SCOLR, please call (425) 373-0171 or visit http://www.scolr.com/

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

SCOLR Pharma, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005 (Restated)	2006	2005 (Restated)
Revenues
Licensing fees	$19,231		$57,692
Royalty revenue	171,180	$205,764	504,744	$449,055
Research and development income	879,486		879,486

Total Revenues	1,069,897	205,764	1,441,922	449,055
Operating Expenses
Marketing and selling	166,380	56,948	541,875	192,299
Research and development	3,001,557	1,482,205	5,960,799	4,126,718
General and administrative	1,251,692	611,232	4,551,947	1,967,929

Total operating expenses	4,419,629	2,150,385	11,054,621	6,286,946

Loss from Operations	(3,349,732)	(1,944,621)	(9,612,699)	(5,837,891)
Other income (expense)
Unrealized gain on fair value of warrants	(429,303)	(441,427)	205,940	720,929
Interest income	249,082	140,614	613,844	338,352
Interest expense	(11)	(1,285)	(170)	(5,430)
Settlement in connection with asset sale and license		(537,921)		(537,921)
Other		10,066	(93,525)	67,589

	(180,232)	(829,953)	726,089	583,519

NET LOSS	$(3,529,964)	$(2,774,574)	$(8,886,610)	$(5,254,372)

Net loss per share, basic and diluted	$(0.09)	$(0.08)	$(0.24)	$(0.16)
Shares used in calculation of basic and diluted net loss per share	38,007,047	34,829,027	36,857,513	33,225,772

The accompanying notes are an integral part of these financial statements.

SCOLR Pharma, Inc.

CONDENSED BALANCE SHEETS

	September 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Current Assets
Cash & Cash Equivalents	$17,787,645	$10,928,442
Short Term Investments	546,339	2,391,775
Receivable, net	1,092,059	218,293
Current portion of notes receivable		505,927
Prepaid Expenses	494,474	285,230

Total current assets	19,920,517	14,329,667
Property, net	787,473	846,573
Intangible Assets, net	340,784	503,847

Total assets	$21,048,774	$15,680,087

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	1,745,478	931,341
Fair Value of Warrants	1,939,317	2,230,457

Total liabilities	3,684,795	3,161,798
Temporary Equity	8,942,511	9,147,484
Stockholders’ equity	8,421,468	3,370,805

Total liabilities and shareholders’ equity	$21,048,774	$15,680,087

Contacts:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com